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                                                                    Exhibit 99.1
[BUCKLE LOGO]                                                   THE BUCKLE, INC.

                                              2407 W. 24th St. Kearney, NE 68845

                                            P.O. Box 1480 Kearney, NE 68848-1480

                                                             PHONE: 308-236-8491

                                                               FAX: 308-236-4493

FOR IMMEDIATE RELEASE: May 13, 2004                          WEB: www.buckle.com

CONTACT:   Karen B. Rhoads, Chief Financial Officer
           The Buckle, Inc.
           308/236-8491

                THE BUCKLE INC. REPORTS FIRST QUARTER NET PROFITS

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) reported net income up 98.0 percent on a 16.0 percent sales increase for the first quarter ended May 1, 2004.

Net income for the first quarter of fiscal 2004 was $5.9 million, or $0.28 per share ($0.27 per share on a diluted basis), compared with $3.0 million, or $0.14 per share ($0.14 per share on a diluted basis) for the first quarter of 2003.

Net sales for the first quarter (13 weeks) ended May 1, 2004, increased 16.0 percent to $94.8 million from $81.7 million for the first quarter (13 weeks) of fiscal 2003. Comparable store net sales, for stores open at least one year, were up 11.6 percent for the 13 weeks ended May 1, 2004, compared with the 13 weeks ended May 3, 2003.

Beginning with the four-week period ended May 1, 2004, the Company changed its method of reporting comparable store sales to exclude Internet sales. Comparable store sales reported above for the thirteen week period ended May 1, 2004 reflect the impact of this change.

Headquartered in Kearney, Nebraska, The Buckle, Inc. is a retailer of casual apparel, footwear and accessories for young men and women. It currently operates 322 retail stores in 38 states compared to 311 stores in 37 states at about this same time a year ago.

To listen to the Company's recorded quarterly earnings commentary, please call
(308) 238-2500.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.


Note: News releases and other information on The Buckle, Inc. can be accessed at
                        www.buckle.com on the Internet.

                            Financial Table to Follow


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                     THE BUCKLE, INC. - STATEMENTS OF INCOME
                (in thousands, except per share data - unaudited)



                                                           Thirteen weeks ended
                                                           --------------------
                                                     May 1, 2004          May 3, 2003
                                                     -----------          -----------

Net Sales                                            $   94,774           $  81,713

Cost of Sales                                            64,062              58,844
                                                     ----------           ---------

Gross Profit                                             30,712              22,869

Selling Expenses                                         18,334              16,531
General and Administrative Expenses                       3,897               2,753
                                                     ----------           ---------

Income from Operations                                    8,481               3,585

Other Income                                                918               1,140
                                                     ----------           ---------

Income before Income Taxes                                9,399               4,725

Income Tax Expense                                        3,478               1,734
                                                     ----------           ---------

Net Income                                           $    5,921           $   2,991
                                                     ==========           =========

Basic Income Per Share                               $     0.28           $    0.14
                                                     ==========           =========

Diluted Income Per Share                             $     0.27           $    0.14
                                                     ==========           =========

Basic Weighted Avg. Shares                               21,370              21,048
Diluted Weighted Avg. Shares                             22,175              21,594




Selected Financial Data                               May 1, 2004       May 3, 2003
                                                      -----------       -----------
         Cash and Investments                          $186,741          $156,806
         Inventory                                     $ 72,758          $ 61,779
         Property and Equipment, Net                   $ 68,079          $ 65,139
         Accounts Payable                              $ 19,053          $ 15,190
